Exhibit 5.1

SILLS CUMMIS & GROSS, P.C.
One Riverfront Plaza
Newark, New Jersey 07102

June 29, 2015

UNIQUE FABRICATING, INC.

800 Standard Parkway

Auburn Hills, Michigan 48326

Re:	Unique Fabricating, Inc. Registration Statement on Form S-1, Registration No: 333-200072

Ladies and Gentlemen:

We have acted as counsel to Unique Fabricating, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the above-captioned Registration Statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with respect to the proposed offering of 2,156,250 shares of Common Stock of the Company, par value $.001 per share, including 281,250 shares which are subject to an over-allotment option granted to the Underwriters (the “Shares”).

In rendering this opinion, we, as your counsel, have examined such documents and such matters of fact and law that we have deemed necessary for the purpose of rendering the opinion expressed herein.

Based on the foregoing, we are of the opinion that:

1.                  The Company is duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

2.                  The Shares, when issued and delivered upon payment therefor in accordance with the terms and conditions of the Underwriting Agreement, will be duly authorized, validly issued, fully paid and non-assessable shares of Common Stock of the Company.

We are members of the Bar of the State of New Jersey and do not hold ourselves out as experts concerning, or qualified to render opinions with respect to, any laws other than the laws of the State of New Jersey, the federal laws of the United States and the General Corporation Law of the State of Delaware (including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement, and to the reference therein to our firm under the caption “Legal Matters” in the Prospectus which forms part of the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Sills Cummis & Gross, P.C.